Exhibit 10.1
Amendment No. 1
To the Sensient Technologies Corporation
Amended and Restated Change Of Control
Employment and Severance Agreement
     THIS AMENDMENT (the “Amendment”) is entered into this                      day of March, 2010 by and between Sensient Technologies Corporation (the “Company”) and                                                                (the “Executive”).
     WHEREAS, the Company and Executive have entered into an Amended and Restated Change Of Control Employment and Severance Agreement (the “Agreement”); and
     WHEREAS, “Good Reason” is defined under Section 5(c) of the Agreement to include the Executive’s termination of employment for any reason during the 30-day period immediately following the first anniversary of a change of control; and
     WHEREAS, the Company and Executive desire to amend the definition of “Good Reason” under the Agreement to eliminate the Executive’s termination of employment for any reason during the 30-day period immediately following the first anniversary of a change of control;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Company and Executive agree as follows:
     1. Section 5(c) of the Agreement is hereby amended to delete therefrom the following sentence:
“Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason where the Date of Termination (as defined below) is during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.”
     2. Except as expressly modified by the terms of this Amendment, the provisions of the Agreement shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

SENSIENT TECHNOLOGIES CORPORATION

ATTEST:	By:

Executive